Exhibit 99.1

To
Stock Option Holders of LTIP 2002 (commenced July 2002)


On July 8, 2002 you were granted stock options under the Celanese AG Long-Term-Incentive Plan (LTIP 2002). The normal vesting period for these stock options is five years from the date of grant, July 7, 2002 through July 7, 2007. This vesting period can be shortened to as few as two years should the performance hurdle, as stated in the Plan, be met. The performance hurdle requires that the share price development of Celanese shares outperform the median of the share price developments of a group of peer companies of Celanese.

As of today, this performance hurdle has been achieved, and therefore it appears as though stock options will be exercisable beginning July 8, 2004. While it is important to understand that Celanese cannot give guidance on your decision as a holder of stock options, this information will assist you in the event you elect to exercise any of your LTIP 2002 stock options. As with all plan matters you should read the related plan materials carefully (see http://one.celanese.com/de/hr_sar).

Exercising the option
---------------------
In general, a stock option gives the right to purchase a share of Celanese stock at a given price. If you choose to exercise any portion of your option grant, you will be required to actually purchase the shares of stock. A cashless exercise will not be possible.

Purchase amount
---------------
To calculate the amount you will need to purchase shares, take the exercise price 27,54 (euro) subtract the exercise premium granted to you by Celanese in the amount of 4,59 (euro) and multiply the remaining 22,95 (euro) by the number of options you would like to exercise. Once funds have been received by Celanese AG, your shares will be transferred to your designated brokerage account as soon as possible.

When wire transferring the purchase amount please make sure to use one of the following Celanese bank accounts and give all the information required:
--------------------------------------------------------------------------------
Name of account       Celanese AG                      Celanese AG
owner
--------------------------------------------------------------------------------
                      For Optionholders in EU          For Optionholders in
                                                       NAFTA, Asia
--------------------------------------------------------------------------------
Name of Bank          Dresdner Bank AG Frankfurt       Deutsche Bank AG New York
--------------------------------------------------------------------------------
                      BLZ: 500 800 00
Swift code, ABA       Swift Code: DRESDEFF             SWIFT Code: DEUTUS33
                      IBAN: DE18 5008 0000 0770        ABA No: 026 003 780
                      2413 05
--------------------------------------------------------------------------------
Account number        07 702 413 05                    839106961610008
--------------------------------------------------------------------------------
Info Text             ______ of  Options, LTIP 2002 _______(Last Name),
                      ________(First Name)
--------------------------------------------------------------------------------

For employees outside of EU
---------------------------
Employees in NAFTA (U.S.) and Asia regions will be transferring U.S. dollars equivalent to the total exercise cost in EUROs as of the date of exercise [based on your bank or broker's currency exchange rate on the date of exercise]. When the funds in U.S. dollars are received by the Company `s account in Germany, they will be converted to EUROs [based on the bank's currency conversion rate on the date of receipt]. This conversion may result in a slight under funding or over funding of the purchase amount which would require either a deduction or addition to your normal pay check amount.

Processing the election
-----------------------
The form needed to elect to exercise your options is attached and will also be posted on the intranet. Please consider that the shares can be transferred to your brokerage account only if we receive correct and complete depot/account information (including routing number etc) from you.

To allow a most convenient process Celanese AG will act as the central service provider to Celanese subsidiaries. Therefore we ask to direct all communication to the respective contacts in Human Resources or Treasury. The exercise form has to be faxed to Celanese AG, Total Rewards Europe +49 69 305 88062.

Taxes on gain due to exercise of stock options
----------------------------------------------
The exercise of stock options and subsequent purchase of Celanese shares will create a taxable transaction. Income is calculated by subtracting the exercise price 27,54 (euro) from the market price as of the date of your exercise, and adding back the exercise premium 4,59 (euro) paid to you by Celanese, for each option exercised. Normally this additional income will be taxed through your local payroll. Depending on the number of options you wish to exercise, the normal net income might not be sufficient to cover the tax burden. As can be seen from the examples (for illustration purposes only), it is possible the withholding would eliminate all or part of your salary payments in one or more pay periods. If so, employees will be asked to pay their employer the amount of withholding due on their income (the calculation will be sent to you by your employer). In U.S. such payment or payroll withholding is necessary as your employer must remit the taxes on your option gain at the end of the fiscal quarter in which the exercise took place. [Note also if you exercise within 4 weeks before the end of the quarter you will be required to pay the Company in the amount of your tax withholding before you receive your shares.] For Germany we received a permission not to withhold taxes from salary. Tax authorities will be informed about the taxable income, calculate the respective tax and notify employees how much and when to pay tax. As with other investment decisions you should consult with your financial and personal tax advisors for information on the impact that exercise of these stock options may have on your personal situation.

Holding or Selling Shares
-------------------------
As announced the Celanese shares were delisted from the NYSE on June 2, 2004 . The delisting may affect your ability to sell the shares you acquire upon exercising your stock option. Although the shares still trade on the Frankfurt Stock Exchange, there may be insufficient demand to enable you to dispose of your shares. If you do have shares from exercising your options you may become part of a minority of shareholders who may only be able to dispose of their shares pursuant to one of the offers described under delisting, squeeze out, domination and profit and loss agreements and conversion in the Blackstone Offer Document.

As announced, on June 22nd the Supervisory Board of Celanese AG approved the domination and profit transfer agreement which was concluded with BCP Crystal Acquisition GmbH & Co. KG (BCP) the same day. As part of that agreement, BCP will be offering cash compensation to shareholders to purchase their shares for
41.92 (euro) per registered share. BCP will also guarantee that Celanese AG will provide those shareholders who wish to retain their shares in Celanese AG a gross dividend of 3.27 (euro) per registered share for each full business year. As the agreement requires shareholder approval Celanese AG has called an Extraordinary General Meeting for July 30/31, 2004 (see www.celanese.com website). The cash compensation to be offered by BCP is expected to become available at the earliest on or about October 1, 2004 (the actual date should be on or about the day the Domination Agreement is registered in the Commercial Register or, if later, the date the agreement becomes effective). Assuming the performance hurdle will continue to be achieved, it is anticipated if you wait and exercise your options when the BCP cash compensation offer becomes available, you will immediately be able to transfer the option shares you receive on election in exchange for the cash compensation offered by BCP. (BCP will provide instructions on how to make this transfer in their offer document, eventually via bank.)

Blackout Rules
--------------
Remember as with trading in Celanese shares and SAR exercises the insider blackout rules apply to stock option exercises. Some of you will be affected by the second quarter blackout during July 5 through August 11. You are also reminded that there is an exception which allows for irrevocable instructions to exercise and trade during a blackout period as long as you give such irrevocable instructions before the applicable blackout period and do not change them or issue new instructions at a time you are aware of any material non-public information.
Attached please find an instruction form to be used by insiders if they wish to make elections carried out during the blackout period.

Best regards
Bill Stiller, VP Human Resources

Attachment 1: example of taxation of exercise for US employee

Celanese Stock Option Exercises

This example assumes an employee is exercising 5,000 options when the market price of the stock is (euro) 41.92 per share. For withholding purposes, the employee is assumed to be a U.S. employee. The Dollar/Euro exchange rate is assumed to be $1.20/(euro)1.00.


Stock price per share @ exercise                                                      (euro)        41,92

Strike price of option per the plan document                   (euro)       27,54
Less: Cash incentive                                           (euro)       (4,59)
                                                                      ------------
Net cash cost per share to exercise (before withholding)                              (euro)        22,95

                                                                                             -------------
Total compensation expense per share                                                  (euro)        18,97


Example : 5,000 options                                                                             5.000

                                                                                             -------------
Total compensation expense (in Euros)                                                 (euro)       94.850

USD exchange rate (assumed $1.20/(euro)1.00)                                                         1,20

                                                                                             -------------
Total compensation expense in US Dollars to be reflected on W-2                            $   113.820,00
                                                                                             =============

Payroll withholding (see Notes)       Federal   (1)   20.00%       $    22.764,00
                                      State     (2)    6.00%       $     6.829,20
                                      FICA      (3)    1.45%       $     1.650,39
                                                                      ------------
     Total Withholding                          (4)                                       $     31.243,59
                                                                                             =============


Cash
----
Cash to purchase shares in US Dollars  (5,000 x 22.95 x 1.20)                              $   137.700,00
Payroll withholding                                                                        $    31.243,59

                                                                                             -------------
Total cash cost to employee to exercise 5,000 options                                      $   168.943,59
                                                                                             =============


Notes:
(1) This is the minimum U.S. federal income tax withholding rate, your marginal rate may be higher and you should consult your personal tax advisor to determine if estimated tax payments are required in addition to the withholding.
(2) This rate is an example, the actual rate will depend on the state income tax rate in your state of residency or state of employment. (3) FICA withholding is required on compensation income, your rate may be higher if you have not yet exceeded the maximum annual withholding for the social security portion of FICA.
(4) The Company must remit this withholding to the government by the end of the quarter when the option is exercised. The employee is responsible for the withholding through either withholding against other earnings from the Company or through a check paid to the Company.

Attachment 2: example of taxation of exercise for GER employee

Strike price of option                                         (euro)      27,54
Additional cash incentive                                      (euro)      -4,59
                                                                      -----------
Net cash cost per share to exercise ( Before withholding )                                 22,95

                                                                                    -------------
Total Compensation expense per share                           (euro)                      18,97

[Example] # of Shares                                                                      5.000

Cash to purchase shares                                        (euro)                    114.750

Total compensation expense                                     (euro)                     94.850


Withholding Tax                  LSt        (1)   45,00%       (euro)                  42.682,50
                                 SolZ              5,50%       (euro)                   2.347,54
                                 KirchenSt  (2)    9,00%       (euro)                   3.841,43
                                                                                    -------------
     Total Withholding                      (3)                (euro)                  48.871,46
                                                                                    -------------

Cash
----
Cash to purchase shares                                        (euro)                 114.750,00
Payroll withholding                                            (euro)                  48.871,46

                                                                                    -------------
Net cash cost to employee to exercise 5,000 options            (euro)                 163.621,46
                                                                                    =============


Notes:
(1) This is the maximum income tax ( LSt )
(2) If aplicable
(3) The company must remit this withholding to the government by the 10. of the month following the exercise of the option. The employee is responsible for the withholding through withholding against other earnings from the Company in that month and wire transfer the balance to the Company.

At the time the offer of cash compensation (Offer) described in this document is made available to Celanese AG shareholders, assuming the U.S. tender offer rules apply to the transaction, BCP Crystal Acquisition GmbH & Co. KG (BCP) will file a tender offer statement with the U.S. Securities and Exchange Commission (SEC) with respect to the Offer and Celanese AG will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the Offer. Celanese AG shareholders are strongly advised to read the tender offer statement, the solicitation/recommendation statement on Schedule 14D-9 and other relevant documents regarding the Offer filed by BCP or Celanese AG, as the case may be, with the SEC when they become available because they will contain important information. Celanese AG shareholders will be able to receive these documents, when they become available, free of charge at the SEC's web site, www.sec.gov. Celanese AG shareholders will also be able to obtain documents filed by BCP in connection with the Offer free of charge from BCP and documents filed by Celanese AG in connection with the Offer free of charge from Celanese AG. This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of Celanese AG.

For holders of Celanese AG ordinary shares in the United States:

No vote or consent of any shareholder is being sought or solicited hereby. BCP has approved the domination and profit transfer agreement and has agreed to vote in favor of approval of a shareholders resolution approving the domination and profit transfer agreement at the Extraordinary General Meeting. Approval of such resolution does not require the vote or consent of any other shareholder, and no such vote or consent is being sought or requested. This document is merely a notification of the Extraordinary General Meeting being provided for the information of other shareholders pursuant to the requirements of German law.

This document does not constitute an offer to sell or a solicitation of an offer to buy any securities. None of the transactions contemplated as a result of the domination and profit transfer agreement has been or will be registered under the U.S. Securities Act of 1933, as amended. No securities referred to herein may be offered or sold in the United States or to a U.S. person absent registration under such act or an applicable exemption from the registration requirements of such act.